Exhibit 10.1

December 15, 2006

W. Andrew Adams

AdamsMark, L.P.

801 Mooreland

Murfreesboro, TN  37128

Dear Andy:

This letter confirms National HealthCare Corporation’s (“NHC”) willingness to sell its shares of common stock of National Health Investors, Inc. (“NHI”) to the surviving entity in exchange for a secured promissory note (the “Note”) and an option to purchase at certain times in the future 41 nursing centers that are leased by NHI to NHC, assuming you or your affiliates are successful in your transaction.

Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter to me.

Sincerely yours,

NATIONAL HEALTHCARE CORPORATION

By:  /s/ R. Michael Ussery

       R. Michael Ussery, Senior Vice President, Operations

AGREED AND ACKNOWLEDGED:

ADAMSMARK, L.P.

By: /s/ W. Andrew Adams

       W. Andrew Adams, General Partner